Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

HNI Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Other (2)	200,000	$46.76	$9,352,000.00	$0.0001476	$1,380.36
Total Offering Amounts					$9,352,000.00		$1,380.36
Total Fee Offsets							--
Net Fee Due							$1,380.36

(1)
This registration statement covers the issuance of 200,000 shares of common stock of HNI Corporation (the “Corporation”), par value $1.00 per share (“Common Stock”), to be issued under the 2017 Equity Plan for Non-Employee Directors of HNI Corporation (as amended and restated, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which, by reason of changes in the capitalization of the Corporation and other events specified in the Plan, may become subject to the Plan.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on May 14, 2024, as reported on the New York Stock Exchange.